Exhibit 99

For Release March 10, 2004                            Contact:
4:01 pm                                               Richard F. Latour
                                                      President and CEO
                                                      Tel: 781-994-4800


                      MicroFinancial Incorporated Announces
                    Fourth Quarter and Year End 2003 Results


Woburn, MA-- March 10, 2004-- MicroFinancial Incorporated (NYSE-MFI) announced today its financial results for the fourth quarter and the year ended December 31, 2003. The reduction in revenues is directly related to the Company's inability to fund new originations beyond October 2002 as a result of its Lenders not renewing MicroFinancial's revolving credit facility on September 30, 2002.

Revenues for the year ended December 31, 2003 were $91.6 million, compared to $126.8 million during the same period in fiscal 2002. The net loss for the year ending December 31, 2003 improved to $15.7 million, versus a net loss of $22.1 million for the same period last year. Loss per share for the year improved 30% to ($1.20) on 13,043,744 shares, versus ($1.72) on 12,821,946 shares for the same period last year.

Total operating expenses for the year decreased 28.1% to $117.7 million compared to $163.7 million in 2002. Interest expense declined 30.3% to $7.5 million, as a result of lower average debt balances. Selling, general and administrative expenses decreased $11.7 million to $33.9 million for the year ended December 31, 2003, versus $45.5 million for the same period last year. The decrease was driven in part by a reduction in personnel related expenses of approximately $5.8 million, as management reduced headcount from 203 to 136, $2.0 million in collection expenses, $1.8 million in cost of goods sold, and $0.7 million in rent.

Depreciation and Amortization expense decreased 9.8% to $16.6 million, compared to $18.4 million in 2002. The provision for credit losses decreased $29.1 million to $59.8 million for the year ended December 31, 2003 from $88.9 million for the same period last year. Gross charge-offs increased 21.9% to $93.2 million while recoveries decreased 39.5% to $7.1 million. Net cash provided by operating activities decreased 18.7% to $98.1 million, compared to $120.6 million last year.

Richard Latour, President and Chief Executive Officer said, "I am pleased that the Company repaid debt balances on its senior credit facility and securitizations of $110.1 million in 2003. The Company has outperformed the financial expectations of our bank agreement by accelerating its required repayments."

Fourth quarter revenue for the period ended December 31, 2003 decreased 28.7%, or $8.0 million to $20.0 million compared to $28.0 million last year. The net loss per diluted share for the quarter was down slightly at ($0.61), or a net loss of $8.0 million, compared to $7.7 million in the prior year's fourth quarter. The year-over-year decline in net income for the quarter was primarily the result of a reduction of the following: 50.5% in lease and loan revenues to $5.5 million, 32.6% in service fee and other revenues to $2.7 million, and 19.2% in income on service contracts to $1.9 million. The reduction in revenue was primarily related to the suspension in October 2002 of new origination volume.

Total operating expenses for the quarter declined 18.5% to $33.3 million compared to the same period in 2002. Interest expense was $1.2 million as a result of lower debt balances. Selling, general and administrative expenses decreased $3.1 million to $8.2 million versus $11.2 million for the same period last year, as the Company continued to align its infrastructure with current business conditions.

The provision for credit losses decreased to $19.9 million from $22.5 million for the same period in 2002, while net charge offs increased to $33.3 million versus $28.9 million. Sequentially, past due balances greater than 31 days delinquent on December 31, 2003 decreased to 19.9%. Net cash provided by operating activities for the quarter decreased 31.6% to $19.9 million compared to $29.1 million during the same period in 2002. In addition, the Company repaid debt of $26.7 million on its senior credit facility and securitizations during the quarter.

The Company remains in full compliance with the terms and conditions of its securitizations and senior credit facility. The Company has made or exceeded all scheduled payments on these debt instruments in a timely manner. During the quarter, MicroFinancial was able to reduce its bank debt by $18.2 million to $55.3 million.

MicroFinancial Incorporated continues to operate without the use of gain on sale
accounting   treatment  and  a  balance  sheet  with  total   liabilities   less
subordinated debt to total equity plus subordinated debt of 1.1 to 1.

                           MICROFINANCIAL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                                               December 31,
                                                                        -------------------------
                                                                             2002            2003
                                                                             ----            ----
                                                   ASSETS

Net investment in leases and loans:
     Receivables due in installments                                       $ 334,623    $ 175,788
     Estimated residual value                                                 30,754       19,110
     Initial direct costs                                                      4,891        1,804
     Loans receivable                                                          1,796         --
     Less:
        Advance lease payments and deposits                                      (96)         (37)
        Unearned income                                                      (67,574)     (23,729)
        Allowance for credit losses                                          (69,294)     (43,011)
                                                                           ----------------------
Net investment in leases and loans                                         $ 235,100    $ 129,925

Investment in service contracts                                               14,463        8,844
Cash and cash equivalents                                                      5,494        6,533
Restricted cash                                                               18,516        2,376
Property and equipment, net                                                    9,026        5,844
Income taxes receivable                                                        8,652         --
Other assets                                                                   3,834        2,892
                                                                           ----------------------
          Total assets                                                     $ 295,085    $ 156,414
                                                                           ======================

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                              $ 168,927    $  58,843
Subordinated notes payable                                                     3,262        3,262
Capitalized lease obligations                                                    471          209
Accounts payable                                                               3,840        3,186
Other liabilities                                                              6,776        4,104
Income taxes payable                                                           1,400        7,789
Deferred income taxes payable                                                 23,806        7,755
                                                                           ----------------------
          Total liabilities                                                  208,482       85,148
                                                                           ----------------------

Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized;
        none issued at 12/31/02 and 12/31/03                                    --           --
     Common stock, $.01 par value; 25,000,000 shares authorized;
        13,410,646 shares issued at 12/31/02 and 12/31/03                        134          134
     Additional paid-in capital                                               47,723       44,245
     Retained earnings                                                        45,089       29,402
     Treasury stock (588,700 shares of common stock at 12/31/02 and
        234,230 shares of common stock at 12/31/03), at cost                  (6,343)      (2,515)
                                                                           ----------------------
          Total stockholders' equity                                          86,603       71,266
                                                                           ----------------------
          Total liabilities and stockholders' equity                       $ 295,085    $ 156,414
                                                                           ======================

               MICROFINANCIAL INCORPORATED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                                           For the three months ended
                                                                  December 31,
                                                          -----------------------------
                                                               2002        2003
                                                               ----        ----
Revenues:
     Income on financing leases and loans                   $ 11,167    $  5,532
     Income on service contracts                               2,402       1,940
     Rental income                                             8,859       8,539
     Loss and damage waiver fees                               1,567       1,254
     Service fees and other                                    4,032       2,717
                                                            --------------------
          Total revenues                                      28,027      19,982
                                                            --------------------

Expenses:
     Selling general and administrative                       11,246       8,179
     Provision for credit losses                              22,488      19,858
     Depreciation and amortization                             4,182       4,129
     Interest                                                  2,964       1,151
                                                            --------------------
          Total expenses                                      40,880      33,317
                                                            --------------------

Income (loss) before provision (benefit) for income taxes    (12,853)    (13,335)
Provision (benefit) for income taxes                          (5,142)     (5,335)
                                                            --------------------

Net income (loss)                                           ($ 7,711)   ($ 8,000)
                                                            ====================

Net income (loss) per common share - basic                  ($  0.60)   ($  0.61)
                                                            ====================

Net income (loss) per common share - diluted                ($  0.60)   ($  0.61)
                                                            ====================

               MICROFINANCIAL INCORPORATED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)


                                                      For the Years Ended
                                                          December 31,
                                                 -------------------------------
                                                      2002         2003
                                                      ----         ----


Revenues:
     Income on financing leases and loans         $  53,012    $  30,904
     Income on service contracts                      9,734        8,593
     Rental income                                   37,154       34,302
     Loss and damage waiver fees                      6,257        5,525
     Service fees and other                          20,665       12,250
                                                  ----------------------
              Total revenues                        126,822       91,574
                                                  ----------------------

Expenses:
     Selling, general and administrative             45,535       33,856
     Provision for credit losses                     88,948       59,758
     Depreciation and amortization                   18,385       16,592
     Interest                                        10,787        7,515
                                                  ----------------------
              Total expenses                        163,655      117,721
                                                  ----------------------

Income (loss) before provision for income taxes     (36,833)     (26,147)
Provision (benefit) for income taxes                (14,735)     (10,460)
                                                  ----------------------

Net income (loss)                                 ($ 22,098)   ($ 15,687)
                                                  ======================

Net income (loss) per common share - basic        ($   1.72)   ($   1.20)
                                                  ======================

Net income (loss) per common share - diluted      ($   1.72)   ($   1.20)
                                                  ======================

Dividends per common share                        $   0.150    $   0.000
                                                  ======================

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.